Exhibit 21.01

List of Subsidiaries of the Registrant

1. FBR TRS Holdings, Inc.—Virginia

2. FBR Capital Markets Corporation—Virginia

3. FBR Asset Management Holdings, Inc.—Virginia

4. FBR Capital Markets Holdings, Inc.—Delaware

5. Friedman, Billings, Ramsey & Co., Inc.—Delaware

6. Friedman, Billings, Ramsey International, Ltd.—England

7. FBR Investment Services, Inc.—Delaware

8. FBR Investment Management, Inc.—Delaware

9. FBR Fund Advisers, Inc.—Delaware

10. FBR Securitization, Inc.—Delaware

11. MHC I, Inc.—Delaware

12. FNLC Financial Services, Inc.—Delaware

13. First NLC Securitization, Inc.—Delaware

14. First NLC Financial Services, Inc.—Delaware

15. First NLC Financial Services, LLC—Florida

16. First NLC, Inc.—Minnesota

17. NLC, Inc.—Tennessee

18. FNLC Trust Investments, LLC—Delaware

19. FBR Trust Investments, LLC—Delaware

20. FBR NIM Investments, LLC—Delaware

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